Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

BrightFlixx Finance (Luxembourg) S.A.

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$35,000,000.00	0.000087	$3,045.00
Fees to be Paid	(2)	$7,000,000.00	0.000087	$609.00

Total Transaction Valuation:		$42,000,000.00
Total Fees Due for Filing:				$3,654.00
Total Fees Previously Paid:
Total Fee Offsets:				0.00
Net Fee Due:				$3,654.00

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Offering Note(s)

(1)	CVAT Offer-The filing fee was calculated in accordance with Section 31 of the Securities Exchange Act of 1934, as amended, effective from October 1, 2026 through September 30, 2027, by multiplying the aggregate transaction value by 0.00008700 (or $87.00 per $1,000,000 of the aggregate transaction value).
(2)	ABI Offer-The filing fee was calculated in accordance with Section 31 of the Securities Exchange Act of 1934, as amended, effective from October 1, 2026 through September 30, 2027, by multiplying the aggregate transaction value by 0.00008700 (or $87.00 per $1,000,000 of the aggregate transaction value).